Exhibit 99.1

Parkway Acquisition Corp. Announces First Quarter 2020 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, May 13, 2020 /PRNewswire-FirstCall/ -- Parkway Acquisition Corp. (“Parkway” or the “Company”) (OTC QX: PKKW) – the holding company for Skyline National Bank (“Skyline” or the “Bank”) – announced its results of operations for the first quarter 2020. Parkway reported net income of $1.7 million, or $0.27 per share, for the quarter ended March 31, 2020, and finished the first quarter of 2020 with total assets of $716.5 million.

“The health and well-being of our employees and customers is our top priority at this time. In order to address that, we began preparations for COVID-19 in mid-March by restricting our lobby traffic in all branches and encouraging drive-up services, as well as promoting our suite of online services. We have been able to re-distribute a portion of our workforce to work remotely, or be temporarily re-located, and implemented alternate schedules to increase social distancing amongst our staff. We have also been working closely with our customers to educate and provide support on financial assistance programs available. We have provided loan payment deferments as well as assisted with customers applying for loans under the Paycheck Protection Program (“PPP”) offered through the Small Business Administration (“SBA”). In true community banking spirit, we are supporting our customers and communities during these challenging times,” stated Blake Edwards, President & CEO.

Executive Summary

●	Net income was $1.7 million in the first quarters of 2020 and 2019, respectively.
●	Earnings per share was $0.27 for the quarters ended March 31, 2020 and 2019, respectively.
●

Net interest margin (“NIM”) was 4.28% for the first quarter 2020, compared to 4.58% in the first quarter of 2019. The NIM compression during the first quarter of 2020 was primarily the result of continual competitive pressure for both loans and deposits, as well as a swift reduction in short term interest rates attributable to the COVID-19 pandemic.

●	Total assets increased 6.39% to $716.5 million at March 31, 2020 from $673.4 million a year earlier.
●	Net loans increased $43.0 million or 8.11% from March 31, 2019 to $572.9 million as of March 31, 2020.
●	Total deposits increased 4.68%, to $621.3 million at March 31, 2020 from $593.6 million a year ago.
●	Return on average assets decreased to 0.94% for the quarter ended March 31, 2020, from 1.01% for the quarter ended March 31, 2019.
●	Return on average equity decreased to 8.23% for the quarter ended March 31, 2020, from 8.83% for the quarter ended March 31, 2019.

Balance Sheet Review

Total assets increased by $10.2 million, or 1.44%, to $716.5 million at March 31, 2020 from $706.3 million at December 31, 2019, and increased by $43.0 million, or 6.39% from $673.4 million at March 31, 2019. Net loans increased during the first quarter by $6.5 million, and property and equipment increased by $2.5 million as the Bank continues to expand its branching presence in adjacent markets, with the opening of full service branches in Mocksville and Lenoir, NC and regulatory approval for future branch locations in Hudson and Hickory, NC, which are expected to open in June 2020. Cash and cash equivalent balances increased by $4.7 million and investment securities decreased by $3.7 million during the quarter.

Total deposits increased by $10.1 million, or 1.65%, to $621.3 million at March 31, 2020 from $611.2 million at December 31, 2019, and increased by $27.8 million, or 4.68% compared to $593.6 million at March 31, 2019. The increases in deposit liabilities can be attributed to the Bank’s branch expansion into new markets as well as growth in our existing locations. Total increases for the first quarter of 2020 included a $6.6 million increase in noninterest bearing deposits, while interest bearing deposits increased by $3.5 million over the same time period. The increase in interest bearing deposits was primarily due to a $6.1 million increase in saving accounts offset by a $2.6 million decrease in certificate of deposits. Competition for deposits continues to increase in many of our markets, however, our liquidity position has continued to allow us to fund our balance sheet without “paying up” for high rate, volatile deposits.

Stockholders’ equity remained flat from $81.4 million at December 31, 2019 to $81.5 million at March 31, 2020, and increased by $4.4 million, or 5.66%, from $77.1 million at March 31, 2019. The first quarter 2020 earnings of $1.7 million were offset by dividend payments of $794 thousand and stock repurchases of $800 thousand. Book value increased from $13.27 per share at December 31, 2019 to $13.43 per share at March 31, 2020.

First Quarter 2020 Income Statement Review

Parkway recorded net income of $1.7 million, or $0.27 per share, for the quarters ended March 31, 2020 and 2019, respectively. Income tax expense related to ordinary operations totaled $418 thousand for the first quarter of 2020 compared to $417 thousand for the first quarter of 2019. Net income before income taxes totaled $2.1 million or $0.34 per share for the quarters ended March 31, 2020 and 2019, respectively. First quarter earnings represented an annualized return on average assets (“ROAA”) of 0.94% and an annualized return on average equity (“ROAE”) of 8.23% for the quarter ended March 31, 2020, compared to ROAA of 1.01% and ROAE of 8.83% for the quarter ended March 31, 2019.

Total interest income was $7.7 million for the quarter ended March 31, 2020 compared to $7.5 million for the quarter ended March 31, 2019, representing an increase of $199 thousand, while interest expense on deposits increased by $243 thousand over the same period. Interest income on loans increased by $298 thousand from March 31, 2019 compared to March 31, 2020. The increase in interest income was attributable primarily to the loan growth experienced in 2019 as well as an increase of $6.8 million in gross loans in the first quarter of 2020. Accretion of purchased loan discounts increased interest income by $446 thousand in the first quarter of 2020 compared to $526 thousand in the first quarter of 2019, representing a decrease of $80 thousand. Interest earned on investments decreased by $105 thousand from March 31, 2019 compared to March 31, 2020. The Bank strategically decreased its investment portfolio during the quarter ended March 31, 2020 to take advantage of gains in the portfolio to help offset declining short-term interest rates.

Interest expense on deposits increased by $243 thousand for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019. Amortization of premiums on acquired time deposits, which reduces interest expense, totaled $60 thousand in the first quarter of 2020, compared to $117 thousand in the first quarter of 2019, representing a decrease of $57 thousand.

The provision for loan losses was $322 thousand for the quarter ended March 31, 2020, compared to $238 thousand for the quarter ended March 31, 2019. During the first quarter of 2020, Parkway recognized $37 thousand in net recoveries compared to $115 thousand in net charge-offs for the first quarter of 2019 and net charge-offs of $70 thousand in the fourth quarter of 2019. The reserve for loan losses at March 31, 2020 was approximately 0.74% of total loans, compared to 0.68% at March 31, 2019. Management’s estimate of probable credit losses inherent in the acquired loan portfolio from Cardinal Bankshares Corporation and Great State Bank was reflected as a purchase discount which will continue to be accreted into income over the remaining life of the acquired loans. As of March 31, 2020, the remaining unaccreted discount on the acquired loan portfolios totaled $2.7 million.

Total noninterest income was $1.5 million in the first quarter of 2020 compared to $1.1 million in the first quarter of 2019. The majority of the increase was due to gains realized on the sale of investments during the first quarter of 2020 totaling $212 thousand compared to losses of $14 thousand for the same period in 2019.

Total noninterest expenses increased by $228 thousand for the quarter ended March 31, 2020 compared to the quarter ended March 31, 2019. Salary and benefit costs increased by $312 thousand due to the increase in employees, primarily from the addition of staffing in our newly opened Mocksville and Lenoir, NC locations, as well as future locations in Hickory and Hudson, NC. We also added three commercial lenders during 2019 that impacted the quarter to quarter comparison. Occupancy and equipment expenses increased by $58 thousand and data processing expenses increased by $47 thousand from the first quarter of 2019 to 2020, due to the addition of a new branch facilities. Amortization of core deposit intangibles decreased by $26 thousand in the quarter to quarter comparison.

Income tax expense remained flat in the quarter to quarter comparison, totaling $418 thousand for the quarter ended March 31, 2020 compared to $417 thousand for the quarter ended March 31, 2019.

Coronavirus (COVID-19) Response

Due to the impact of COVID-19, the spread of this virus has created uncertainty in our markets and in our communities. The Company has taken many steps to protect the health and safety of our employees and customers during this pandemic. Some of the initiatives implemented by the Bank, and other updates, include the following:

●	Operational Initiatives

o	Pandemic response team meets on at least a weekly basis and actively monitors guidance released by regulators and banking associations.
o	All in-person meetings have been cancelled until further notice.
o	Employees are working remotely, temporarily relocated or are working alternate days to increase social distancing.
o	Branch and operational offices are cleaned and sanitized regularly. Employees have access to masks, gloves and disinfectant.
o

Beginning on March 20, branch lobbies were closed to lessen the spread of the virus and protect both our employees and our customers. Drive through facilities remain open and branch lobby services are available by appointment.

o	Management provides updates to employees and directors on a regular basis.
o	Call center hours have been increased to assist with customer inquiries.
o

To protect the well-being of our staff and customers, the Company has set up resources for several employees to work from home. To facilitate the move, we allocated laptop computers and desktop computers, with WiFi access, to staff and enabled our ability to network offsite via secure VPN.

●	Loan Deferment Requests

The Bank, like many other financial institutions, has received requests to defer principal and/or interest payments, and has agreed to such deferrals or is in the process of doing so. The banking regulatory agencies, through an Interagency Statement dated April 7, 2020, are encouraging financial institutions to work prudently with borrowers who request loan modifications or deferrals as a result of COVID-19. The Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”), was signed into law on March 27, 2020, and provides over $2.0 trillion in emergency economic relief to individuals and businesses impacted by the COVID-19 pandemic. Under Section 4013 of the CARES Act, loans less than 30 days past due as of December 31, 2019 will be considered current for purposes of COVID-19 related modifications. A financial institution can then suspend the requirements under GAAP for loan modifications related to COVID-19 that would otherwise be categorized as a troubled debt restructuring (“TDR”), and suspend any determination of a loan modified as a result of COVID-19 as being a TDR, including the requirement to determine impairment for accounting purposes. Financial institutions wishing to utilize this authority must make a policy election, which applies to any COVID-19 modifications made between March 1, 2020 and the earlier of either December 31, 2020 or the 60th day after the end of the COVID-19 national emergency. Similarly, the Financial Accounting Standards Board has confirmed that short-term modifications made on a good-faith basis in response to COVID-19 to loan customers who were current prior to any relief are not TDRs. Lastly, prior to the enactment of the CARES Act, the banking regulatory agencies provided guidance as to how certain short-term modifications would not be considered TDRs, and have subsequently confirmed that such guidance could be applicable for loans that do not qualify for favorable accounting treatment under Section 4013 of the CARES Act.

The Bank began receiving request for loan deferments on March 23, 2020. The payment accommodation provided by the Bank is generally up to three months with the Bank recognizing that an additional three month payment accommodation may be required for some customers. Payments received upon the expiration of the payment accommodation period will generally be first applied to interest accrued, then towards escrow advances, and any remaining amount toward principal. As of April 30, 2020, the Bank had received 133 requests for loan payment deferment of approximately $33.6 million in loans, or 5.4% of the loan portfolio.

●	Paycheck Protection Program

As a qualified SBA lender, we were automatically authorized to originate PPP loans and began taking applications on April 3, 2020. An eligible business can apply for a PPP loan up to the lesser of: (1) 2.5 times its average monthly “payroll costs;” or (2) $10.0 million. PPP loans will have: (a) an interest rate of 1.0%, (b) a two-year term to maturity; and (c) principal and interest payments deferred for six months from the date of disbursement. The SBA will guarantee 100% of the PPP loans made to eligible borrowers. The entire principal amount of the borrower’s PPP loan, including any accrued interest, is eligible to be reduced by the loan forgiveness amount under the PPP so loan as employee and compensation levels of the business are maintained and 75% of the loan proceeds are used for payroll expenses, with the remaining 25% of the loan proceeds used for other qualifying expenses.

As of April 30, 2020, the Bank had closed and funded approximately $62.4 million in PPP loans.

●	Liquidity and Capital Resources

Parkway was well positioned with adequate levels of cash and liquid assets as of March 31, 2020, as well as borrowing capacity of over $216 million. At March 31, 2020, Parkway’s equity to asset ratio was 11.37% and the Bank’s capital was in excess of regulatory requirements. The Company will continue to monitor the effects of COVID-19 in determining future cash dividends and any requirements for additional capital each quarter. Parkway declared and paid dividends of $794 thousand, and had $800 thousand of stock repurchases for the first quarter of 2020.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the combined company and its subsidiaries include, but are not limited to: changes in interest rates, general economic conditions; the effects of the COVID-19 pandemic, including the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the combined company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending March 31, 2020)

Parkway Acquisition Corp.

Condensed Consolidated Balance Sheets

March 31, 2020; December 31, 2019; March 31, 2019

	March 31,	December 31,	March 31,
(dollars in thousands except share amounts)	2020	2019	2019
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$12,704	$8,388	$7,827
Interest-bearing deposits with banks	36,176	34,861	15,184
Federal funds sold	204	1,138	15,685
Investment securities available for sale	29,170	32,881	44,607
Restricted equity securities	2,416	2,394	2,053
Loans	577,191	570,353	533,596
Allowance for loan losses	(4,252)	(3,893)	(3,618)
Net loans	572,939	566,460	529,978
Cash value of life insurance	17,963	17,855	17,521
Properties and equipment, net	25,950	23,437	20,892
Accrued interest receivable	1,936	2,072	1,979
Core deposit intangible	2,877	3,070	3,673
Goodwill	3,257	3,257	3,257
Deferred tax assets, net	970	985	1,342
Other assets	9,892	9,492	9,422
Total assets	$716,454	$706,290	$673,420

Liabilities
Deposits
Noninterest-bearing	$172,533	$165,900	$159,600
Interest-bearing	448,772	445,311	433,955
Total deposits	621,305	611,211	593,555

FHLB advances	10,000	10,000	-
Accrued interest payable	204	132	178
Other liabilities	3,474	3,519	2,579
Total liabilities	634,983	624,862	596,312

Stockholders’ Equity
Common stock and surplus	39,952	40,752	41,660
Retained earnings	42,482	41,600	36,848
Accumulated other comprehensive loss	(963)	(924)	(1,400)
Total stockholders’ equity	81,471	81,428	77,108
Total liabilities and stockholders’ equity	$716,454	$706,290	$673,420
Book value per share	$13.43	$13.27	$12.41
Tangible book value per share	$12.42	$12.24	$11.29

Asset Quality Indicators
Nonperforming assets to total assets	0.65%	0.70%	0.83%
Nonperforming loans to total loans	0.81%	0.87%	1.05%
Allowance for loan losses to loans at end of period	0.74%	0.68%	0.68%
Allowance for loan losses to nonperforming loans	90.87%	78.19%	64.48%

Parkway Acquisition Corp.

Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2020 and 2019

	Three Months Ended
	March 31,
(dollars in thousands except share amounts)	2020	2019
	(Unaudited)	(Unaudited)
Interest income
Loans and fees on loans	$7,419	$7,121
Interest-bearing deposits in banks	127	58
Federal funds sold	3	70
Interest on taxable securities	171	276
Dividends	18	14
	7,738	7,539
Interest expense
Deposits	833	590
Interest on borrowings	21	-
	854	590
Net interest income	6,884	6,949

Provision for loan losses	322	238
Net interest income after provision for loan losses	6,562	6,711

Noninterest income
Service charges on deposit accounts	421	360
Other service charges and fees	493	513
Net realized gains (losses) on securities	212	(14)
Mortgage origination fees	129	84
Increase in cash value of life insurance	108	108
Other income	98	21
	1,461	1,072
Noninterest expenses
Salaries and employee benefits	3,469	3,157
Occupancy and equipment	783	725
Foreclosed asset expense, net	-	1
Data processing expense	416	369
FDIC Assessments	15	72
Advertising	106	135
Bank franchise tax	110	111
Director fees	70	60
Professional fees	142	182
Telephone expense	84	114
Core deposit intangible amortization	193	219
Other expense	541	556
	5,929	5,701
Net income before income taxes	2,094	2,082

Income tax expense	418	417
Net income	$1,676	$1,665

Net income per share	$0.27	$0.27
Weighted average shares outstanding	6,121,616	6,213,275
Dividends declared per share	$0.13	$0.12